Exhibit 10.3
PLEXUS CORP.
STOCK APPRECIATION RIGHTS AGREEMENT

TO:	«FIRST_NAME» «LAST_NAME»

DATE:	«DATE»
In order to provide additional incentive through stock ownership for certain officers and key employees of Plexus Corp. (the "Corporation") and its subsidiaries, you (the "Grantee") are hereby granted a Stock Appreciation Right ("SAR") effective as of __________________ (the "Grant Date"), with respect to _________________ shares of the Corporation’s Common Stock at a grant price per share of $_____________ (the "Grant Price").
This SAR is subject to the terms and conditions set forth in this Agreement and in the Plexus Corp. 2016 Omnibus Incentive Plan (the "Plan"), the terms of which are incorporated herein by reference. Any capitalized term used but not defined herein has the meaning set forth in the Plan. This SAR shall become exercisable as follows:

Years After Grant Date	Percentage of Grant Which May Be Exercised
Less than 1	0%
1 but less than 2	Fifty percent (50%)
2 or more	One hundred percent (100%)
This SAR will lapse after seven (7) years from the Grant Date and thus may not be exercised thereafter. No part of this SAR is transferable or assignable, in whole or in part, unless otherwise provided for in the Plan.
You may exercise this SAR provided that it meets all vesting requirements by logging on to www.etrade.com/stockplans or by calling E*Trade at 800.838.0908 in the U.S. or 1.650.599.0125 outside the U.S. The website provides you with detailed instructions on how to exercise SARs as well as other relevant information pertaining to your grant. Keep in mind that if you are considered an "insider," you are subject to blackout restrictions which may prevent exercise during certain time periods referred to as "blackout periods." If you are considered an "insider," you have been notified of the restrictions via email.
Upon exercise, you will receive the number of shares of Common Stock (rounded down to the nearest whole share) equal to (a) the excess, if any, of the Fair Market Value per share on the exercise date over the Grant Price per share of the SAR, multiplied by (b) the number of SARs being exercised pursuant to such notice, divided by (c) the Fair Market Value per share on the exercise date.
This SAR shall terminate on the date you cease to be employed by the Corporation or its subsidiaries, except that (i) during the 90-day period following the date of such termination of employment and if such termination is not for cause, you shall be entitled to exercise the SAR granted hereunder to the extent such SAR was exercisable on the date of the termination of your employment, (ii) during the one-year period following the date of termination of employment due to permanent disability or death, you or your representative shall be entitled to exercise the SAR granted hereunder to the extent such SAR was exercisable on the date of the termination of your employment due to permanent disability or death (to the extent not previously exercised) and (iii) during the three-year period following the date of your retirement in accordance with normal Corporation retirement practices, as determined by the Committee in its sole discretion, you shall be entitled to exercise the SAR granted hereunder to the extent such SAR was exercisable on the date of your retirement (to the extent not previously exercised). Such 90-day, one-year or three-year period shall not, however, extend the term of any SAR beyond the date such SAR would otherwise have lapsed. If you continue to provide services to the Corporation following your termination of employment, the Committee, in its sole and complete discretion, may treat such period of service as employment with the Corporation for purposes of this SAR Agreement.

Prior to the exercise of an SAR, you should consult your tax advisor regarding the tax consequences thereof. No shares shall be issued upon exercise of an SAR until your withholding obligations, if any, have been satisfied (as applicable). The Committee may provide that if the withholding of any federal, state or local tax is required in connection with the exercise of an SAR, you may elect, subject to such rules and in such manner as the Committee may prescribe, to have the Corporation hold back from the shares to be issued upon the exercise of the SAR, shares of Common Stock, the Fair Market Value of which is to be applied to your withholding obligations.
Under applicable securities laws, you may not be able to sell any shares for a period of time after your purchase, and you must comply with the Corporation’s Insider Trading Policy. The Corporation’s counsel should be consulted on your ability to sell your shares under the 1934 Act.
The Plan provides that no SAR may be exercised unless the Plan is in full compliance with all laws and regulations applicable thereto.
No amendment, modification or waiver of this SAR Agreement, in whole or in part, shall be binding unless consented to in writing by the Corporation, and no amendment may cause any Grantee to be unfavorably affected with respect to any SAR already granted hereunder.
Neither the establishment of, nor the awarding of SARs under this Plan shall be construed to create a contract of employment between any Grantee and the Corporation or its subsidiaries; nor does it give any Grantee the right to continue in the employment of the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge any Grantee at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing, retirement or other benefit plans.
To accept this grant, SAR Agreement and other linked materials please logon with your user name and password to www.etrade.com/stockplans and select the Stock Options page. This grant will be listed at the bottom of all prior grants and will be labeled in the status column as "Requires Acceptance." Clicking on this link will take you to the Grant Acceptance page, which will allow you to view and print (recommended) all applicable documents related to this grant. To accept the grant and all applicable documents you will type in your password and click accept. By accepting this grant online you acknowledge and accept this grant and the terms and conditions. You also acknowledge receipt of this SAR Agreement, a copy of the Plan, and a copy of the Insider Trading Policy. If this grant is not accepted online within 30 days from the grant date of this SAR Agreement, this SAR will be deemed refused and may be withdrawn.
PLEXUS CORP.

By: /s/_____________________